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                                                                   Exhibit 10.10



                                                                  Execution Copy
                                                                  --------------

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of this 29th day of November, 1996 is entered into between JHFSC Acquisition Corp., a Delaware corporation with its principal place of business at One Beacon Street, Boston, Massachusetts (the "Company"), and John H. Goldsmith, residing at 55 Galloupes Point, Swampscott, MA 01907 (the "Executive").

         The Executive currently serves as the Chairman, President and Chief Executive Officer of John Hancock Freedom Securities Corporation ("JHFS"). As of the date hereof, the Company will acquire substantially all of the outstanding capital stock of JHFS pursuant to a certain Contribution Agreement dated as of October 4, 1996, and in connection with such acquisition, the Company desires to employ the Executive on the terms provided herein.

         In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, upon the terms set forth in this Agreement, for the period commencing on the date of this Agreement and ending on December 31, 1999 (the "Expiration Date"), unless extended or sooner terminated in accordance with the provisions of this Agreement. On each date that is four months prior to the Expiration Date then in effect, the Expiration Date shall be automatically extended by one year unless either party hereto shall have previously given notice to the other party that the Expiration Date shall not be so extended.

         2.       POSITION AND PERFORMANCE.

                  2.1 OFFICES. The Executive shall serve as Chairman, President and Chief Executive Officer of the Company, as Chairman and Chief Executive Officer of the Company's subsidiary, Tucker Anthony Incorporated ("Tucker"), and as Chairman of the Company's subsidiary, Sutro & Co., Incorporated ("Sutro"). The Executive shall be subject to the supervision of the Board of Directors of the Company (the "Board of Directors") and shall also have such other powers, duties and responsibilities commensurate with such office or offices as may from time to time reasonably be prescribed by the Board of Directors. In addition, the Executive agrees to serve during the term of his employment hereunder, if elected or appointed thereto, in one or more positions as an officer or director of the Company or any one or more of its present or future Subsidiaries, or as an officer, trustee or director of any pension plan of the Company or any of its Subsidiaries. Service in such additional offices will be without additional compensation except for reimbursement of reasonably related business expenses on the same terms as provided elsewhere in this Agreement. The Company


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shall not cause the Executive to relocate his residence in connection with the fulfillment of his duties and responsibilities hereunder without the Executive's prior consent.

                  2.2 PERFORMANCE. During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform and discharge (faithfully, diligently and to the best of his ability) his duties and responsibilities hereunder and shall be accountable to the Board of Directors; provided, however, that Executive may pursue community and charitable activities and hold positions in connection therewith and such other activities as may be approved in advance by the Board of Directors, such approval not to be unreasonably withheld.

         3.       COMPENSATION AND BENEFITS.

                  3.1 SALARY. The Company shall pay the Executive such annual base salary as the Employee and the Board of Directors agree upon from time to time. In addition, the Employee shall be entitled to receive bonus compensation, if any, in such amount or pursuant to such formula as the Executive and the Board of Directors agree upon from time to time. Notwithstanding the foregoing, the Employee shall be entitled to receive minimum cash compensation under this Agreement (whether as salary, bonus or otherwise) in any calendar year of at least $750,000, less such amounts or deductions required to be withheld by applicable law (it being agreed that the Employee's cash compensation during calendar year 1996, whether paid to the Employee before or after the date of this Agreement, shall not in the aggregate be less than $750,000). Base salary shall be payable in accordance with the payroll practices of the Company. In addition to the foregoing minimum annual cash compensation, if any executive bonus pool or other compensation shall be payable to executives of the Company or any of its Subsidiaries in connection with a sale of substantially all of the assets of the Company, or an acquisition by any party of capital stock of the Company, Tucker or Sutro or a merger, consolidation or other transaction in which the Company, Tucker or Sutro is not the surviving corporation or which otherwise results in a change in control of the Company, then the Executive shall be entitled to receive a proportionate amount of any such bonus or other compensation based on the Executive's position at the Company on the date of consummation of such transaction.

                  3.2 OTHER FRINGE BENEFITS. The Executive shall be entitled to participate in all benefit programs (including, without limitation, all life and disability insurance, health and, accident plans, retirement plans, stock incentive plans, and retention plans and other arrangements) that the Company (or its subsidiaries) makes available to employees or key executives of the Company (or any such subsidiary), with the Executive's participation to be at a level consistent with the Executive's positions with the Company, Tucker and Sutro. The Executive shall be entitled to six weeks paid vacation per year, to be taken at such times as he deems appropriate. The Executive shall be entitled to carry forward unused vacation pay and to cash out any unused vacation pay upon the termination of the Executive's employment. The benefits described in this Section 3.2 are hereinafter referred to as the "Benefits".

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                  3.3 REIMBURSEMENT OF EXPENSES. The Company shall promptly
         reimburse the Executive for reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of the Executive's duties, responsibilities or services under this Agreement and incurred or paid consistent with past practices, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

         4.       EMPLOYMENT TERMINATION.

                  4.1 DATE OF TERMINATION: TERM OF EMPLOYMENT. The term "Date of Termination" shall mean the earlier of (i) the Expiration Date or (ii) if the Executive's employment is sooner terminated hereunder, the date on which such termination is to be effective pursuant to the terms hereof. For all purposes of this Agreement, references to the "term" of the Executive's employment hereunder shall mean the period commencing on the date hereof and ending on the Date of Termination.

                  4.2 UPON DEATH OR DISABILITY. This Agreement shall terminate on the date of the death or disability of the Executive. As used in this Agreement, the term "disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 180 consecutive days to perform the essential functions of the Executive's position which are contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties. The reasonable fees and expenses of any and all such physicians shall be borne by the Company.

                  4.3 BY THE COMPANY FOR CAUSE. This Agreement may be terminated by the Company for cause immediately upon written notice by the Company to the Executive setting forth the basis for such termination with particularity. For the purposes of this Section 4.3, "cause" for termination shall mean (i) a material failure of the Executive to perform the Executive's assigned duties for the Company or gross negligence or willful misconduct of the Executive in the performance of the Executive's assigned duties for the Company or any breach of any covenant contained in Section 6 or 7 hereof, in each case after notice and a reasonable opportunity to cure (if such act or failure shall be susceptible to cure) of not less than 30 days, and (ii) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony.

                  4.4 BY THE EXECUTIVE FOR GOOD REASON. This Agreement may be terminated by the Executive upon 30 days' prior written notice to the Company for good reason. For

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purposes of this Section 4.4, "good reason" shall mean (i) any removal by the
Company of the Executive from any of the positions indicated in Section 2 hereof, except in connection with termination of the Executive's employment for cause or termination or suspension of employment due to the Executive's incapacity, (ii) a reduction in the Executive's compensation below the minimum amount provided for in Section 3.1 hereof or Benefits (except to the extent that any such reduction is the result of a change to or termination of a benefit program in which the Executive participates which applies equally to all other participants therein), or (iii) any breach by the Company of its obligations under this Agreement or any other willful action by the Company that is materially inconsistent with the terms of this Agreement after written notice and a reasonable opportunity to cure of not less than 30 days.

                  4.5 AT THE ELECTION OF EITHER PARTY. This Agreement may be terminated by either the Company or the Executive at any time upon at least 30 days' prior written notice.

         5.       EFFECT OF TERMINATION.

                  5.1 TERMINATION BY THE COMPANY FOR CAUSE OR TERMINATION BY EXECUTIVE PURSUANT TO SECTION 4.5. In the event that the Executive's employment is terminated for cause pursuant to Section 4.3 or the Executive shall terminate this Agreement pursuant to Section 4.5, the Company shall pay to the Executive salary, bonus and other cash compensation at his then current rate of pay (which shall be not less than the amount of salary, bonus and other cash compensation earned per day for the fiscal year ended immediately prior to such Date of Termination) and Benefits through the Date of Termination; provided, however, that in the event of any termination of the Executive's employment for cause, the foregoing compensation amount shall be the minimum compensation set forth in Section 3.1 hereof.

                  5.2 TERMINATION BY THE COMPANY WITHOUT CAUSE OR TERMINATION BY THE EXECUTIVE PURSUANT TO SECTION 4.4. In the event that the Executive's employment is terminated by the Company pursuant to Section
         4.5 or the Executive terminates his employment pursuant to Section 4.4, the Company shall pay to the Executive an amount equal to his salary, bonus and other cash compensation at his then current rate of pay (which shall be not less than the amount of salary, bonus and other cash compensation earned per day for the fiscal year ended immediately prior to such Date of Termination) and Benefits (or the cash value thereof) through the LATER of (i) the end of the twenty-fourth (24th) month following such Date of Termination, or (ii) the Expiration Date (the "Severance Period"). The compensation payable during the Severance Period shall be paid in a lump sum amount equal to $500,000 within five business days after the Date of Termination and the remaining compensation shall be paid to the Executive in equal monthly installments on the first day of each month during the Severance Period, plus accrued interest on such installment amounts at a rate equal to LIBOR. In addition, any unvested stock options, restricted stock or other equity interests of the Company or any of its Subsidiaries held by the Executive on the Date of Termination shall become fully vested, and in the case of stock options immediately exercisable, to the extent not prohibited by applicable law.

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                  5.3 TERMINATION FOR DEATH OR DISABILITY. If the Executive's
         employment is terminated by death or because of disability pursuant to
         Section 4.2, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, salary, bonus and other cash compensation at his then current rate of pay (which shall be not less than the amount of salary, bonus and other cash compensation earned per day for the fiscal year ended immediately prior to such Date of Termination) and Benefits up to the end of the month in which the termination of the Executive's employment because of death or disability occurs.

                  5.4 LIQUIDATED DAMAGES. Any payments paid to the Executive by the Company under this Section 5 shall be deemed liquidated damages and shall be in lieu of any other rights to which the Executive may be entitled.

                  5.5 SURVIVAL. The provisions of Sections 5, 6 and 7 shall survive the termination of this Agreement.

         6.       NON-SOLICIT.

         (a)      During the Non-solicit Period, the Executive will not:

                  (i) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the brokerage or investment banking clients, customers or accounts of the Company or its subsidiaries.

                  (ii) solicit any officer, senior manager or senior broker who was an employee of the Company at any time during the term of this Agreement to leave such employment.

         (b) For purposes of this Section 6, the term "Non-solicit Period" shall mean the period commencing on the date hereof and (i) ending two years after the date the Executive's employment is terminated by the Company pursuant to Section 4.5 or by the Executive pursuant to Section 4.4, or (ii) ending six months after the date the Executive terminates his employment pursuant to
Section 4.5; provided, however that this Section 6 shall not apply if the Executive's termination of employment is based upon non-renewal of this Agreement by either party upon the Expiration Date.

         (c) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

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         (d)      The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and its affiliates and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 could cause the Company and its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company and its affiliates shall have the right to seek specific performance and injunctive relief.

         7.       UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION.

                  (a) CONFIDENTIALITY. The Executive acknowledges that the Company, its subsidiaries and its affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its affiliates and that the Executive may learn of Confidential Information during the course of his employment. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information and, for the term hereof and thereafter, will not disclose to any person (except as required by any statutory or regulatory requirement or mandatory court order, subpoena or other legal process, and except to any person required for the proper performance of his duties and responsibilities to the Company and its affiliates), or use for his own benefit or gain or otherwise use in a manner adverse to the interests of the Company and its affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its affiliates.

                  (b) RETURN OF DOCUMENTS. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company, its subsidiaries or its affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board of Directors or its designee may specify, any Documents then in the Executive's possession or control.

                  (c) ASSIGNMENT OF RIGHTS TO INTELLECTUAL PROPERTY. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property now owned or hereafter acquired. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered "work made for hire"

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         (d)      DEFINED TERMS. "Confidential Information" as used herein means any and all information of the Company and its subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, not publicly known, which, if disclosed, would assist in competition against the Company and its subsidiaries, or the disclosure of which would otherwise be adverse to the interests of the Company or any of its subsidiaries. Confidential Information also includes comparable information that the Company or any of its subsidiaries have received belonging to others or which was received by the Company or any of its subsidiaries with any understanding that it would not be disclosed;
provided, however, that Confidential Information shall not include anything (i) that has been disclosed to the public (other than in connection with a breach by the Executive of his obligations hereunder), (ii) that has been obtained by the Executive from a third party otherwise than in violation of a confidentiality agreement to which such third party is bound, or (iii) that has otherwise lawfully entered the public domain. "Intellectual Property" as used herein means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) relating to the business of the Company, its Subsidiaries and its affiliates conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment.

         8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail, by registered or certified mail, postage prepaid, or via a reputable nationwide overnight courier service addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

         9. INDEMNITY. The Company hereby agrees, to the maximum extent permitted from time to time under the law of the State of Delaware, to indemnify the Executive, and upon request shall advance expenses to the Executive if he shall become a party or is threatened to be made a party to, any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or hold any of such offices, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with investigation, preparation to defend or defense of such action, suit, proceeding or claim; PROVIDED, HOWEVER, that the foregoing shall not require the Company to indemnify the Executive against, or advance expenses to the Executive in connection with, any action, suit, proceeding or claim resulting from any breach of the Executive's duties hereunder that would permit the Company to terminate this Agreement for cause. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise.

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         10.      PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         12. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by each of the Company and the Executive.

         13. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of The Commonwealth of Massachusetts.

         14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

         15.      MISCELLANEOUS.

                  15.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  15.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                  15.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                             JHFSC ACQUISITION CORP.

                                             By: /s/ Kevin J. McKay
                                                 -------------------------------

                                             Title:  Secretary
                                                    ----------------------------

                                             /s/ John H. Goldsmith
                                             -----------------------------------
                                             John H. Goldsmith



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